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                                   EXHIBIT 11


                 Statement Re Computation of Earnings Per Share

                        (In Thousands, Except Per Share)


                                                                 1997               1996                  1995
                                                                 ----               ----                  ----
NET INCOME

Income from Continuing Operations                                $8,872             $8,270                $6,174

Discontinued Operations                                              --             (1,500)                   --
                                                                 ------             ------                ------
     Net Income                                                  $8,872             $6,770                $6,174
                                                                 ======             ======                ======
AVERAGE SHARES OUTSTANDING

Weighted average shares
     outstanding during the period,
     net of treasury shares                                       9,004              8,096                 7,515

Common Share Equivalents:

     Impact of Common Shares to be issued
       under Stock Option Plan (a)                                  184                360                   287
                                                                 ------             ------                ------
                                                                  9,188              8,456                 7,802
                                                                 ======             ======                ======

NET INCOME PER SHARE

Continuing Operations                                            $  .97             $  .98                $  .79

Discontinued Operations                                              --               (.18)                   --
                                                                 ------             ------                ------
     Net Income per share                                        $  .97             $  .80                $  .79
                                                                 ======             ======                ======



Notes     (a):      Calculated using the "Treasury Stock" method as if options were exercised and the funds were used to purchase Common
                    Shares at the average market price during the period.